UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

UNITY HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	333-45979	58-2350609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Joe Frank Harris Parkway, SE, Cartersville, GA 30121

(Address of Principal Executive Offices)

(770) 606-0555

Registrant's telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 24, 2009, the audit committee of the board of directors of Unity Holdings, Inc. (the "Company") determined that based on the results of the recently completed regulatory exam of its subsidiary bank, Unity National Bank (the "Bank"), it will be necessary to amend and restate the financial statements filed in its report on Form 10-Q for the period ended June 30, 2009 which was filed with the Commission on August 14, 2009.  The Company expects to file with the Commission its amended financial statements on Form 10-Q/A on or about September 4, 2009.

In the exam, the Office of the Comptroller of the Currency ("OCC") concluded the Bank would be required to increase the amount of its allowance for loan losses by approximately $4.6 million dollars.  The increase is primarily based on the recent history of increased loan charge offs.  The Company's Chief Financial Officer has discussed with the Company's independent accountants the matters discussed in this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)           Exhibits.  The following exhibit is furnished herewith:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                                    UNITY HOLDINGS, INC.

DATE:  August 28, 2009                                             By:/s/Michael L. McPherson

                                                                                    Name:  Michael L. McPherson

                                                                                    Title:    President and CEO